                                                                    EXHIBIT 20.1

                                  InSoft, Inc.

                         Index to Financial Statements



   ....................................................................
Report of Ernst & Young LLP, Independent Auditors...................... 13
Balance Sheets......................................................... 14
Statements of Operations............................................... 16
Statements of Stockholders' Equity (Deficit)........................... 17
Statements of Cash Flows............................................... 19
Notes to Financial Statements.......................................... 21


               Report of Ernst & Young LLP, Independent Auditors

Board of Directors and Stockholders
InSoft, Inc.

We have audited the accompanying balance sheets of InSoft, Inc. as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 11, on January 31, 1996, the Company entered into agreements whereby it will become a wholly owned subsidiary of Netscape Communications Corporation through a merger. The Company anticipates closing the merger by June 30, 1996.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InSoft, Inc. at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                        /s/ ERNST & YOUNG LLP

Harrisburg, Pennsylvania
February 16, 1996

                                  InSoft, Inc.

                                 Balance Sheets

                                                 DECEMBER 31           MARCH 31
                                              1994          1995         1996
                                           -------------------------------------
                                                                     (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents                 $2,038,703   $3,611,621    $2,384,049
 Trade accounts receivable, less
  allowance for doubtful accounts of
  $103,531 in 1994, $130,997 in 1995,
  and $166,549 at March 31, 1996            1,108,623    1,226,939     1,342,525
 Inventories                                  192,077      501,088       298,414
 Prepaid expenses and other current assets     85,515      146,125       317,849
                                           -------------------------------------
Total current assets                        3,424,918    5,485,773     4,342,837

Furniture, fixtures, and equipment            275,311      461,202       739,257
Accumulated depreciation                       60,001      185,244       204,108
                                           -------------------------------------
                                              215,310      275,958       535,149

Capitalized software development costs, net   431,281            -             -




                                           -------------------------------------
Total assets                               $4,071,509   $5,761,731    $4,877,986
                                           =====================================

See accompanying notes.

                                                                     DECEMBER 31             MARCH 31
                                                                1994            1995           1996
                                                            -----------------------------------------
                                                                                          (Unaudited)
LIABILITIES, MANDATORILY REDEEMABLE
 PREFERRED STOCK, AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Trade accounts payable                                    $   874,986    $   709,145    $   864,086
  Accrued payroll and related expenses                            1,442        373,096        468,602
  Other current liabilities                                     210,329        398,828        255,169
  Deferred revenue                                              167,576        243,941        178,837
                                                            -----------------------------------------
Total current liabilities                                     1,254,333      1,725,010      1,766,694

Mandatorily redeemable Series A
 convertible preferred stock, $.01 par value:
    Authorized shares - 580,000
    Issued and outstanding shares - 474,384
      in 1994, 493,358 in 1995, and 499,683
      at March 31, 1996
    Liquidation preference - $5.70 per share                  2,645,262      2,753,413      2,789,465
Payment-in-kind dividend in arrears                              25,187         26,194              -
Mandatorily redeemable Series C
 convertible preferred stock, $.01 par value:
    Authorized shares - 166,667 in 1995 and
      at March 31, 1996
    Issued and outstanding shares - 166,667
      in 1995 and at March 31, 1996
    Liquidation preference - $12.00 per share
      plus unpaid dividends                                           -      1,872,845      1,872,845

Commitments
Stockholders' equity (deficit):
   Series B convertible preferred stock,
     $.01 par value:
     Authorized shares - 500,000
     Issued and outstanding shares - 250,000
       in 1994, and 500,000 in 1995 and
       at March 31, 1996
     Liquidation preference - $10.00 per share                    2,500          5,000          5,000
   Additional paid-in capital, preferred stock                2,436,487      4,928,987      4,928,987
   Common stock, $.01 par value:
     Authorized shares - 2,500,000 in 1994,
       and 3,087,500 in 1995 and at March 31, 1996
     Issued and outstanding shares -
       1,236,331 in 1994, 1,244,931 in 1995,
       and 1,251,931 at March 31, 1996                           12,363         12,449         12,519
   Additional paid-in capital, common stock                     746,855        840,031        874,961
   Retained earnings (deficit)                               (3,051,478)    (6,402,198)    (7,372,485)
                                                            -----------------------------------------
Total stockholders' equity (deficit)                            146,727       (615,731)    (1,551,018)
                                                            -----------------------------------------
Total liabilities, mandatorily
 redeemable preferred stock, and
 stockholders' equity (deficit)                             $ 4,071,509    $ 5,761,731    $ 4,877,986
                                                            =========================================

See accompanying notes.

                                 InSoft, Inc.

                            Statements of Operations

                                                    YEAR ENDED DECEMBER 31              THREE MONTHS ENDED MARCH 31
                                              1993           1994           1995           1995            1996
                                           ------------------------------------------------------------------------
                                                                                                (Unaudited)
Net revenues:
 Product revenues                          $1,005,680    $ 2,249,738    $ 4,252,593      $  895,051      $  938,191
 Service revenues                             100,158        485,044        478,106         146,008         182,022
                                           ------------------------------------------------------------------------
Total revenues                              1,105,838      2,734,782      4,730,699       1,041,059       1,120,213

Costs of revenues:
 Cost of product revenues                      28,189         24,161        524,283         126,505          14,082
 Cost of service revenues                      42,730         80,211        109,876          23,351          28,737
                                           ------------------------------------------------------------------------
Total costs of revenues                        70,919        104,372        634,159         149,856          42,819
                                           ------------------------------------------------------------------------
Gross margin                                1,034,919      2,630,410      4,096,540         891,203       1,077,394

Costs and expenses:
 Research and development                     251,000        471,806      1,931,760         253,601         455,464
 Sales and marketing                        1,318,563      3,280,893      4,202,256       1,084,758       1,139,194
 General and administrative                   265,320        854,289      1,290,800         222,691         451,031
                                           ------------------------------------------------------------------------
Total costs and expenses                    1,834,883      4,606,988      7,424,816       1,561,050       2,045,689
                                           ------------------------------------------------------------------------
Loss from operations                         (799,964)    (1,976,578)    (3,328,276)       (669,847)       (968,295)
Interest income (expense), net                (17,847)        25,201        156,714          14,271          37,866
                                           ========================================================================
 Net loss                                  $ (817,811)   $(1,951,377)   $(3,171,562)     $ (655,576)     $ (930,429)
                                           ========================================================================
 Net loss applicable to common stock       $ (842,031)   $(2,056,335)   $(3,350,720)     $ (682,866)     $ (970,287)
                                           ========================================================================
 Net loss per share                             $(.81)        $(1.66)        $(2.70)          $(.55)          $(.78)
                                           ========================================================================
 Weighted average common shares
   outstanding                              1,036,000      1,236,000      1,241,000       1,236,000       1,248,000
                                           ========================================================================

See accompanying notes.

                                 InSoft, Inc.

                 Statements of Stockholders' Equity (Deficit)

                                                                     ADDITIONAL
                                               SERIES B CONVERTIBLE   PAID-IN
                                                 PREFERRED STOCK      CAPITAL,         COMMON STOCK
                                             ---------------------   PREFERRED  ------------------------
                                                   SHARES    AMOUNT    STOCK        SHARES        AMOUNT
                                             -----------------------------------------------------------
Balance at January 1, 1993                               -   $     -     $      -     835,000    $     8
  Exercise of warrants                                   -         -            -     200,000          2
  Shares issued for services                             -         -            -      50,000          1
  Shares issued for cash                                 -         -            -      46,665          1
  Shares issued to repay debt                            -         -            -      10,000          -
  Shares issued for conversion of notes payable          -         -            -      79,666          1
  1,000 for 1 stock split                                -         -            -           -     12,200
  Shares issued for services                             -         -            -      15,000        150
  Acquisition of shares                                  -         -            -    (120,000)    (1,200)
  Shares issued for cash                                 -         -            -     120,000      1,200
  Preferred stock dividend accrued                       -         -            -           -          -
  Net loss                                               -         -            -           -          -
                                                  ------------------------------------------------------
Balance at December 31, 1993                             -         -            -   1,236,331     12,363
  Shares issued for cash, net of issuance costs    250,000     2,500    2,436,487           -          -
  Preferred stock dividends issued and accrued           -         -            -           -          -
  Net loss                                               -         -            -           -          -
                                                   -----------------------------------------------------
Balance at December 31, 1994                       250,000     2,500    2,436,487   1,236,331     12,363


                                                 ADDITIONAL
                                                  PAID-IN
                                                  CAPITAL,       RETAINED
                                                   COMMON        EARNINGS
                                                    STOCK        (DEFICIT)          TOTAL
                                                 --------------------------------------------
Balance at January 1, 1993                       $ 105,787      $  (153,112)    $   (47,317)
  Exercise of warrants                                 198                -             200
  Shares issued for services                       149,999                -         150,000
  Shares issued for cash                           179,999                -         180,000
  Shares issued to repay debt                       30,000                -          30,000
  Shares issued for conversion of notes payable    218,222                -         218,223
  1,000 for 1 stock split                          (12,200)               -               -
  Shares issued for services                        74,850                -          75,000
  Acquisition of shares                           (598,800)               -        (600,000)
  Shares issued for cash                           598,800                -         600,000
  Preferred stock dividend accrued                       -          (24,220)        (24,220)
  Net loss                                               -         (817,811)       (817,811)
                                               --------------------------------------------
Balance at December 31, 1993                       746,855         (995,143)       (235,925)
  Shares issued for cash, net of issuance costs          -                -       2,438,987
  Preferred stock dividends issued and accrued           -         (104,958)       (104,958)
  Net loss                                               -       (1,951,377)     (1,951,377)
                                              ---------------------------------------------
Balance at December 31, 1994                       746,855       (3,051,478)        146,727

See accompanying notes.

                                  InSoft, Inc.

                                                                   ADDITIONAL
                                             SERIES B CONVERTIBLE   PAID-IN
                                               PREFERRED STOCK      CAPITAL,         COMMON STOCK
                                             --------------------   PREFERRED    -------------------
                                              SHARES     AMOUNT       STOCK        SHARES      AMOUNT
                                             --------------------------------------------------------
Balance at December 31, 1994                 250,000      $2,500   $2,436,487   1,236,331    $12,363
  Shares issued for services                       -           -            -       8,600         86
  Acquisition of shares                            -           -            -    (200,000)    (2,000)
  Shares issued for cash, net of
    issuance costs                           250,000       2,500    2,492,500     200,000      2,000
  Warrants issued                                  -           -            -           -          -
 Preferred stock dividends
    issued and accrued                             -           -            -           -          -
 Options granted                                   -           -            -           -          -
 Net loss                                          -           -            -           -          -
                                             -------------------------------------------------------
Balance at December 31, 1995                 500,000       5,000    4,928,987   1,244,931     12,449
  Shares issued on exercise
    of employee stock options
    (unaudited)                                    -           -            -       7,000         70
  Preferred dividends issued
    and accrued (unaudited)                        -           -            -           -          -
  Net loss (unaudited)                             -           -            -           -          -
                                             -------------------------------------------------------
Balance at March 31, 1996
    (unaudited)                              500,000      $5,000   $4,928,987   1,251,931    $12,519
                                             =======================================================


                                                 ADDITIONAL
                                                  PAID-IN
                                                  CAPITAL,      RETAINED
                                                   COMMON        EARNINGS
                                                   STOCK        (DEFICIT)         TOTAL
                                              ------------------------------------------
Balance at December 31, 1994                  $   746,855    $(3,051,478)    $   146,727
  Shares issued for services                       42,914              -          43,000
  Acquisition of shares                        (1,598,000)             -      (1,600,000)
  Shares issued for cash, net of
    issuance costs                              1,598,000              -       4,095,000
  Warrants issued                                     500              -             500
 Preferred stock dividends
    issued and accrued                                  -       (179,158)       (179,158)
 Options granted                                   49,762              -          49,762
 Net loss                                               -     (3,171,562)     (3,171,562)
                                              ------------------------------------------
Balance at December 31, 1995                      840,031     (6,402,198)       (615,731)
  Shares issued on exercise
    of employee stock options
    (unaudited)                                    34,930              -          35,000
  Preferred dividends issued
    and accrued (unaudited)                             -        (39,858)        (39,858)
  Net loss (unaudited)                                  -       (930,429)       (930,429)
                                              ------------------------------------------
Balance at March 31, 1996
    (unaudited)                                  $874,961    $(7,372,485)    $(1,551,018)
                                              ==========================================

See accompanying notes.

                                  InSoft, Inc.

                            Statements of Cash Flows

                                                                                                  THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31                      MARCH 31
                                                      1993           1994           1995           1995          1996
                                                   --------------------------------------------------------------------
                                                                                              (Unaudited)
OPERATING ACTIVITIES
Net loss                                           $(817,811)   $(1,951,377)   $(3,171,562)   $  (655,576)    $(930,429)
Adjustments to reconcile net loss to
 net cash used in operating activities:
  Depreciation                                         7,475         49,061        125,243          9,226        18,864
  Amortization                                           724          4,763        431,914        107,820             -
  Provision for losses on accounts receivable         39,017         54,831         27,466        (33,555)       35,552
  Options granted                                          -              -         49,762              -             -
  Expenses paid by issuing stock                     245,398              -              -              -             -
  Changes in operating assets and liabilities:
    Trade accounts receivable                       (376,298)      (682,463)      (145,782)        12,897      (151,138)
    Inventories                                      (94,344)       (93,586)      (309,011)      (206,480)      202,674
    Prepaid expenses and other current assets        (41,589)         9,752        (61,243)      (169,431)     (171,724)
    Trade accounts payable                           294,214        508,464       (165,841)      (264,415)      154,941
    Accrued expenses and other current liabilities    40,033        328,814        609,518         21,018      (143,257)
    Other                                            (39,563)             -              -              -             -
                                                   --------------------------------------------------------------------
Net cash used in operating activities               (742,744)    (1,771,741)    (2,609,536)    (1,178,496)     (984,517)

INVESTING ACTIVITIES
Capitalized software development costs                     -       (435,320)             -              -             -
Purchases of furniture, fixtures, and equipment      (55,825)      (204,981)      (185,891)       (10,263)     (278,055)
                                                   --------------------------------------------------------------------
Net cash used in investing activities                (55,825)      (640,301)      (185,891)       (10,263)     (278,055)

See accompanying notes.

                                  InSoft, Inc.

                                                                                           THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31                      MARCH 31
                                              1993           1994           1995           1995           1996
                                           ----------------------------------------------------------------------
                                                                                              (Unaudited)
FINANCING ACTIVITIES
Issuance of convertible notes payable      $   90,000    $         -    $         -    $         -    $        -
Payments of notes payable                    (160,500)      (504,000)             -              -             -
Acquisition of common stock                         -              -     (1,600,000)             -             -
Issuance of common stock                      780,000              -      1,600,000              -             -
Issuance of preferred stock                 2,541,271      2,438,987      4,367,845              -             -
Issuance of warrants                                -              -            500              -             -
Exercise of warrants                              200              -              -              -             -
Exercise of employee stock options                  -              -             -               -         35,000
                                           ----------------------------------------------------------------------
Net cash provided by financing
 activities                                 3,250,971      1,934,987      4,368,345              -         35,000
                                           ----------------------------------------------------------------------
Increase (decrease) in cash and cash
 equivalents                                2,452,402       (477,055)     1,572,918     (1,188,759)    (1,227,572)

Cash and cash equivalents at beginning
 of period                                     63,356      2,515,758      2,038,703      2,038,703      3,611,621
                                           ----------------------------------------------------------------------
Cash and cash equivalents at end of
 period                                    $2,515,758     $2,038,703    $ 3,611,621    $   849,944    $ 2,384,049
                                           ======================================================================


See accompanying notes.

                                  InSoft, Inc.

                         Notes to Financial Statements

                  (Information relating to March 31, 1996 and the three months ended March 31, 1995 and 1996 is unaudited)


1. ORGANIZATION

InSoft, Inc. was incorporated in Delaware on September 4, 1991, for the purpose of developing and marketing multiplatform collaborative multimedia software for the workstation market. The Company's year end is December 31.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM RESULTS (UNAUDITED)

The accompanying balance sheet at March 31, 1996, the statements of operations and cash flows for the three months ended March 31, 1995 and 1996, and the statement of stockholders' equity (deficit) for the three months ended March 31, 1996, are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results of the three months ended March 31, 1996, are not necessarily indicative of results for the entire year.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents. Cash of $169,124 and $171,115 pledged as collateral has been included in cash and cash equivalents as of December 31, 1994 and 1995, respectively.

                                  InSoft, Inc.

                  (Information relating to March 31, 1996 and the three months ended March 31, 1995 and 1996 is unaudited)



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and accounts receivable. The Company invests primarily in money market accounts with high quality financial institutions. The Company's accounts receivable are derived primarily from sales to customers located primarily in the United States. The Company performs ongoing credit evaluations of its customers and does not require collateral. To date, the Company has not experienced any material losses and such losses have been within management's expectations. No customer accounted for more than 10% of net revenues during 1993 or 1995. One customer accounted for 13% of net revenues in 1994. For the three months ended March 31, 1995, no customer accounted for more than 10% of net revenues. For the three months ended March 31, 1996, one customer accounted for 16% of net revenues.

INVENTORIES

Inventories consist primarily of computer hardware and peripheral equipment and are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

FURNITURE, FIXTURES, AND EQUIPMENT

Furniture, fixtures, and equipment consist primarily of computer equipment and office furniture and are stated on the basis of cost. Depreciation is computed by the straight-line method for financial statement purposes over the estimated useful lives of the assets and accelerated methods for tax purposes.

RESEARCH AND DEVELOPMENT

Research and development expenditures are generally charged to operations as incurred. The Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility.

                                  InSoft, Inc.

                  (Information relating to March 31, 1996 and the three months ended March 31, 1995 and 1996 is unaudited)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RESEARCH AND DEVELOPMENT (CONTINUED)

Based on the Company's product development process, technological feasibility is established upon the completion of a detailed program design. Before January 1, 1994, costs incurred by the Company between technological feasibility and the point at which the product is ready for general release had been insignificant.

In 1994, certain software development costs were capitalized and amortized over a future period. Amortization of capitalized software development costs is computed on a product-by-product basis over the estimated economic life of the product. The Company amortized $4,039 and $431,281 of capitalized software development costs to expense in 1994 and 1995, respectively.

During 1995 and after, the Company charged all software development costs incurred to research and development expenses due to the increasing rate of technological change, the future direction of product plans, and the short period of time from the establishment of technological feasibility prior to products' availability for general release.

REVENUE RECOGNITION

The Company's product revenues are derived from product licensing fees, and sales of computer hardware and peripheral equipment, while service revenues are derived from fees for maintenance and support, training, and software customization. Product revenues are generally recognized upon delivery, net of allowances for estimated future returns, provided that no significant vendor obligations remain and collection of the resulting receivable is deemed probable. Service revenues from customer maintenance fees for ongoing customer support and product updates are recognized ratably over the term of the maintenance period, which is typically 12 months. Payments for maintenance fees are generally made in advance and are nonrefundable. Service revenues from training and software customization are recognized when the services are performed.

                                  InSoft, Inc.

                  (Information relating to March 31, 1996 and the three months ended March 31, 1995 and 1996 is unaudited)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK OPTION PLAN

The Company accounts for its stock option plan in accordance with the provisions of the Accounting Principles Board's Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock Based Compensation." SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company continues to account for its employee stock option plan in accordance with the provisions of APB 25. Accordingly, SFAS 123 does not have a material impact on the Company's financial position or results of operations.

ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," during the first quarter of 1996, which did not have a material impact on the results of operations or financial position of the Company.

RECLASSIFICATIONS

Certain reclassifications, none of which affected net income, have been made to audited financial statements which have been previously issued in order to conform to the current presentation.

NET LOSS PER SHARE

Net loss per share is computed using the weighted average number of common shares outstanding during the period. Common stock equivalents have not been included in the net loss per share calculation as they are antidilutive.

                                  InSoft, Inc.

                  (Information relating to March 31, 1996 and the three months ended March 31, 1995 and 1996 is unaudited)


3. INCOME TAXES

Effective October 8, 1993, the Company was required to be taxed under Subchapter C of the Internal Revenue Code for federal and state income tax purposes. Previously the stockholders of the Company had elected under Subchapter S of the Internal Revenue Code to include the Company's income or loss in their own income for federal and state income tax purposes.

As of December 31, 1995, the Company has net operating loss carryforwards of approximately $2,800,000 for both federal and state income tax purposes, which begin to expire in 2009 for federal purposes and in 1998 for state purposes. For financial reporting purposes, a valuation allowance of $2,149,000 has been recognized to offset the deferred tax assets related to those carryforwards and other deferred tax assets as of December 31, 1995. The valuation allowance increased by $923,400 in 1994 and $1,120,000 in 1995.

Utilization of net operating losses may be subject to a substantial annual limitation due to certain ownership change limitations provided by the Internal Revenue Code. The annual limitation may result in the expiration of net operating losses and credits before utilization.

                                  InSoft, Inc.

                  (Information relating to March 31, 1996 and the three months ended March 31, 1995 and 1996 is unaudited)


3. INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                           DECEMBER 31
                                                       1994           1995
                                                   --------------------------
Deferred tax assets:
  Net operating loss carryforwards                   $   746,000    $ 1,000,000
  Research and development credit carryforward            33,000         83,000
  Allowance for doubtful accounts                         41,000         52,000
  Software development costs                             160,000        829,000
  Book over tax depreciation                                   -         18,000
  Accrued compensation                                    41,000        155,000
  Other                                                   16,000         12,000
                                                     -----------    -----------
Total deferred tax assets                              1,037,000      2,149,000
Valuation allowance on deferred tax assets            (1,029,000)    (2,149,000)
                                                     -----------    -----------
Net deferred tax assets                                    8,000              -

Deferred tax liabilities:
  Tax over book depreciation                               8,000              -
                                                     -----------    -----------
Total deferred tax liabilities                             8,000              -
                                                     -----------    -----------
Net deferred taxes                                 $           -    $         -
                                                     ===========    ===========

4. COMMITMENTS

The Company leases various computer equipment and office space. Future minimum payments under noncancellable operating leases are as follows:

                           1996              $527,994
                           1997               170,547
                           1998               106,542
                           1999                 5,826

Rent expense under operating leases amounted to $110,176, $544,204, and $651,860 in 1993, 1994 and 1995, respectively.

                                  InSoft, Inc.

                  (Information relating to March 31, 1996 and the three months ended March 31, 1995 and 1996 is unaudited)


4. COMMITMENTS (CONTINUED)

In January 1996, the Company has agreed to license certain software source code for $270,000 payable in 1996. Such code is not essential to the functionality of the Company's current products and the Company is under no obligation to incorporate such code in any of its current products.

5. CREDIT FACILITIES

The Company has letters of credit totaling $53,295 as of December 31, 1995, of which the entire amount is available.

Interest paid during 1993, 1994, and 1995 totaled $15,000, $11,204, and $0, respectively.

6. STOCK OPTION PLAN

The stockholders approved a 1993 stock option plan that provides for the granting of stock options to certain officers, key employees, consultants, and directors of the Company. Options may be either incentive stock options or nonqualified stock options. As of December 31, 1995, 300,000 shares of common stock are reserved for stock options.

The stock options are exercisable over a period of time determined by the Board of Directors, but in the case of incentive stock options, this period may be no longer than ten years; further if incentive stock options are granted to an employee, who prior to the grant, owns in excess of 10% of the total combined voting power of stock of the Company, this period shall not exceed five years.

                                  InSoft, Inc.

                  (Information relating to March 31, 1996 and the three months ended March 31, 1995 and 1996 is unaudited)


6. STOCK OPTION PLAN (CONTINUED)

The Company's outstanding and exercisable options are as follows:

                                    DECEMBER 31, 1994          DECEMBER 31, 1995           MARCH 31, 1996
                             ---------------------------------------------------------------------------------------
         EXERCISE            OUTSTANDING    EXERCISABLE    OUTSTANDING   EXERCISABLE   OUTSTANDING     EXERCISABLE
          PRICE                OPTIONS        OPTIONS        OPTIONS       OPTIONS       OPTIONS         OPTIONS
- - --------------------------------------------------------------------------------------------------------------------
                                                                                             (Unaudited)
      $5.00 - $5.50          50,725                37,176       134,185       107,308       127,185          105,729
          $6.50                   -                     -        45,275        12,414        45,275           14,805
          $8.00                   -                     -        63,337         7,710        63,337           11,546
         $52.60                   -                     -         5,942             -         5,942              377
                             ---------------------------------------------------------------------------------------
                             50,725                37,176       248,739       127,432       241,739          132,457
                             =======================================================================================

At December 31, 1993, the Company had no outstanding options.

7. STOCKHOLDERS' EQUITY AND MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

On October 8, 1993, the Company sold 456,140 shares of the 580,000 authorized shares of redeemable Series A convertible preferred stock, $.01 par value at $5.70 per share. Dividends on the Series A convertible preferred stock accrue at an annual rate of 4%, are cumulative, and are payable in additional shares of preferred stock or at the election of the preferred stockholder, in cash to the extent of the tax liability of the stockholder due to the dividends. Dividends of 18,244 and 18,974 shares of Series A convertible preferred stock were issued in 1994 and 1995, respectively.

During 1993, the Company recognized expenses for compensation and services totaling $225,000 that were paid with common stock issued. Also, the Company issued common stock to repay a promissory note of $25,000, resulting in a loss on extinguishment of debt of $5,000. Further, the Company issued common stock to satisfy the conversion of convertible notes payable plus accrued interest totaling $218,140.

During December 1993, the Company purchased 120,000 shares of common stock from existing shareholders in exchange for noninterest bearing notes payable totaling $600,000. These shares were then canceled. Simultaneously the Company issued 120,000 shares of common stock for $600,000 in cash.

                                  InSoft, Inc.

                  (Information relating to March 31, 1996 and the three months ended March 31, 1995 and 1996 is unaudited)


7. STOCKHOLDERS' EQUITY AND MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

On October 14, 1994, the Company issued 250,000 shares of the 500,000 authorized shares of Series B convertible preferred stock, $.01 par value. Pursuant to the Securities Purchase Agreement and the Amended and Restated Certificate of Incorporation of the Company executed coincident with the issuance of the Series B convertible preferred stock in 1994, the holders of Series B convertible preferred stock exercised the right to acquire an additional 250,000 shares of Series B at $10 per share on June 15, 1995.

The holders of Series B convertible preferred stock and common stock shall be entitled to receive dividends when and as declared by the Board of Directors, pro rata based on the number of whole shares of common stock into which the shares of the Series B convertible preferred stock held by each holder thereof is convertible and the number of shares of common stock held by each holder thereof.

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series B convertible preferred stock shall be entitled to receive, after payment of all preferential amounts required to be paid to the holders of Series A convertible preferred stock and Series C convertible preferred stock and prior to and in preference to any distribution of the assets of the Company to the holders of common stock, an amount per share equal to $10.00 for each outstanding share of Series B convertible preferred stock.

During May 1995, the Company issued 166,667 shares of redeemable Series C convertible preferred stock, $.01 par value at $12.00 per share. The holders of Series C convertible preferred stock shall be entitled to receive cumulative cash dividends at the rate of $.72 per share per annum accruing daily whether or not earned or declared by the Board of Directors. The Company has accrued $70,000 of cash dividends payable on Series C convertible preferred stock as of December 31, 1995.

                                  InSoft, Inc.

                  (Information relating to March 31, 1996 and the three months ended March 31, 1995 and 1996 is unaudited)

7. STOCKHOLDERS' EQUITY AND MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series A convertible preferred stock and Series C convertible preferred stock shall be entitled to receive, prior and in preference to any distribution to the holders of the Series B convertible preferred stock and common stock by reason of their ownership thereof, an amount per share equal to $5.70 for each outstanding share of Series A convertible preferred stock and $12.00 for each outstanding share of Series C convertible preferred stock plus unpaid dividends. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A convertible preferred stock and Series C convertible preferred stock are insufficient to permit the payment to such holders the full preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A convertible preferred stock and the Series C convertible preferred stock in proportion to the full preferential amount to which each holder is entitled.

The Company is required to redeem 25% of the number of shares of Series A convertible preferred stock and 25% of the number of shares of Series C convertible preferred stock outstanding in May 1995, on each of May 1, 1999, May 1, 2000, and May 1, 2001, and the remaining shares then outstanding on May 1, 2002. The redemption price is $5.70 per share for the Series A convertible preferred stock and $12.00 per share for the Series C convertible preferred stock, subject to future adjustments. Redemption may be waived by the holders of a majority of the issued and outstanding shares of Series A convertible preferred stock and Series C convertible preferred stock, voting together as a single class.

The Series A convertible preferred stock, Series B convertible preferred stock, and Series C convertible preferred stock are convertible at any time at the option of the holder into common stock at an initial conversion rate of one common share for each preferred share, which is subject to future adjustment. Mandatory conversion is required for a respective series of preferred stock upon the occurrence of certain events including certain agreements of the holders of a respective series to convert and certain public offerings of the Company's common stock. The Company has reserved shares of common stock in the amounts of 580,000, 500,000, and 166,667 for issuance upon conversion of the Series A convertible preferred stock, Series B convertible preferred stock, and Series C convertible preferred stock, respectively.

                                  InSoft, Inc.

                  (Information relating to March 31, 1996 and the three months ended March 31, 1995 and 1996 is unaudited)


7. STOCKHOLDERS' EQUITY AND MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

Each holder of outstanding shares of Series A convertible preferred stock, Series B convertible preferred stock, and Series C convertible preferred stock is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of such convertible preferred stock held by such holder are convertible.

As part of the Series C convertible preferred stock issuance, the Company issued 50,000 common stock warrants, $.01 par value, to the holders of Series C convertible preferred stock. The warrants are exercisable at $14.50 per share and at any time until expiration on May 31, 2000, at which time the warrants will automatically exercise on a net exercise basis. The Company has reserved 50,000 shares of common stock for issuance upon exercise of the warrants.

Pursuant to the issuance of the Series C convertible preferred stock, during 1995, the Company acquired 200,000 shares of common stock from existing shareholders for $1,600,000 and issued 200,000 shares of common stock for $1,600,000 in cash. The shares acquired were then canceled.

8. RELATED PARTY TRANSACTIONS

During 1995, the Company recognized sales of $355,154 to an affiliate, of which $301,144 is included in trade accounts receivable at December 31, 1995.

9. RETIREMENT PLAN

The Company established in 1995 a defined contribution plan covering substantially all employees who have attained the age of 21. Employer contributions are generally based on 50% of contributions made by each employee. Employer contributions are limited to 2.5% of the employee's earnings. Company contributions in 1995 were $14,159.

                                  InSoft, Inc.

                  (Information relating to March 31, 1996 and the three months ended March 31, 1995 and 1996 is unaudited)


10. INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION

The Company conducts its business within one industry segment. Sales from exports to unaffiliated customers represent less than 10% of net revenues in 1993 and 1994. Sales from exports to unaffiliated customers amounted to 23% of net revenues in 1995, and 39% and 28% of net revenues for the three months ended March 31, 1995 and 1996, respectively.

11. SUBSEQUENT EVENT

On January 31, 1996, the Company entered into an Agreement and Plan of Reorganization (Reorganization Agreement), Agreement of Merger (Merger Agreement) and related agreements, with Netscape Communications Corporation (Netscape) and NSCP Corporation (NSCP), a wholly owned subsidiary of Netscape. Subject to the terms and conditions of the Reorganization Agreement and Merger Agreement, NSCP will be merged with and into the Company and the Company will become a wholly owned subsidiary of Netscape. The Merger Agreement provides, among other things, the mode of effecting the merger and the manner and basis of converting each issued and outstanding share of capital stock of the Company into shares of common stock of Netscape. The closing of the merger will take place after satisfaction or waiver of conditions required of the parties involved as set forth in the Reorganization Agreement. The merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and to be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board. The Company anticipates closing of the merger to occur before June 30, 1996.